Exhibit 10.18

FIRST AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of December 30, 2011, by and between OXFORD FINANCE LLC (successor in interest to Oxford Finance Corporation; “Oxford”), as collateral agent (in such capacity, the “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement (defined below) or otherwise a party thereto from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and SUPERNUS PHARMACEUTICALS, INC., a Delaware corporation with offices located at 1550 East Gude Drive, Rockville, Maryland  20850 (“Borrower”).

RECITALS

A.                                    Lenders and Borrower have entered into that certain Loan and Security Agreement dated as of January 26, 2011 as the same may from time to time be amended, modified, supplemented or restated, including by that certain Consent to Sale of Assets and Waiver (the “Consent”) dated December 14, 2011 (the “Loan Agreement”).

B.                                    Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.                                    Oxford Finance LLC is successor in interest to Oxford Finance Corporation in its capacity as Collateral Agent and a Lender under the Loan Agreement.

D.                                    Horizon Credit II LLC is successor in interest to Compass Horizon Funding Company LLC in its capacity as a Lender in respect of the Term A Loans under the Loan Agreement.

E.                                      Borrower has requested that Lenders and Collateral Agent (i) increase the amount of the Term B Loan thereunder; (ii) extend the availability of the Term B Loan thereunder and (iii) make certain revisions to the Loan Agreement as more fully set forth herein.

F.                                      Lenders and Collateral Agent have agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which hereby is acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.                                      Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.                                      Amendments to Loan Agreement.

2.1                               All references in the Loan Documents, as they relate to Term A Loans, to “COMPASS HORIZON FUNDING COMPANY LLC” shall mean and refer to “HORIZON CREDIT II LLC (successor in interest to Compass Horizon Funding Company LLC).”

2.2                               All references in the Loan Documents to “OXFORD FINANCE CORPORATION” shall  mean and refer to “OXFORD FINANCE LLC (successor in interest to Oxford Finance Corporation)”.

2.3                               Section 2.2 (Term Loans).  Section 2.2(a)(ii) of the Loan Agreement hereby is amended by deleting the phrase “Ten Million Dollars ($10,000,000)” as it appears therein and replacing it with the phrase “Fifteen Million Dollars ($15,000,000)”.

2.4                               Section 3.2 (Conditions Precedent to all Credit Extensions).  Section 3.2(c) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(c)                            Intentionally Omitted.”

2.5                               Section 6.11 (Creation/Acquisition of Subsidiaries).  The last sentence of Section 6.11 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“Without limiting the foregoing, upon the occurrence of an Event of Default, Borrower shall assign to Collateral Agent, for the benefit of the Lenders in accordance with their Pro Rata Share, and Lenders, the Shares in and assets of Supernus Europe.”

2.6                               Section 10 (Notices).  Selected addresses in Section 10 of the Loan Agreement are hereby amended and restated it their entirety to read as follows:

If to Borrower:	Supernus Pharmaceuticals, Inc.
1550 East Gude Drive
Rockville, Maryland 20850
Attn: Greg Patrick
Fax: (301) 424-1364

with a copy to:	Saul Ewing, LLP
1919 Pennsylvania Avenue, NW, Suite 550
Washington, DC 20006
Attn: Mark I Gruhin
Fax: (202) 295-6719

If to Collateral Agent:	Oxford Finance LLC
133 North Fairfax Street
Alexandria, Virginia 22314
Attention: General Counsel
Fax: (703) 519-5225

If to Horizon:	c/o Compass Horizon Funding Company LLC
312 Farmington Avenue
Farmington, Connecticut 06032
Attention: Legal Department
Fax: (860) 676-8655

2.7                               Section 12.1 (Successors and Assigns).  Section 12.1 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“12.1                  Successors and Assigns. Subject to Section 6.04 of the Shire Agreement, as applicable, this Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s and each Lender’s prior written consent (which may be granted or withheld in Collateral Agent’s and each Lender’s discretion, subject to Section 12.6).  The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, however, that any such Lender Transfer (other than a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of the Required Lenders (such approved assignee, an “Approved Lender”).  Borrower and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Collateral Agent reasonably shall require.  Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer (i) in respect of the Warrants or (ii) in connection with (x) assignments by a Lender due to a forced divestiture at the request of any regulatory agency (provided that, in the event of any such forced divestiture, Shire shall have the right, but not the obligation, to satisfy in full all Obligations owing the Lenders); or (y) a Lender’s own financing or securitization transactions and upon the occurrence of a default, Event of Default or similar occurrence with respect to such financing or securitization transaction) shall be permitted to any Person if such person is an Affiliate or Subsidiary of Borrower, a direct competitor of Borrower or a vulture hedge fund, each as determined by Collateral Agent in its reasonable discretion after consultation with Borrower, without Borrower’s consent.”

2.8                               Section 14.1 (Definitions).  The following defined terms in Section 14.1 of the Loan Agreement hereby are added or amended and restated as follows:

“Amortization Date” is, (i) with respect to Term A Loan, March 1, 2012, and (ii) with respect to Term B Loan, the eighth (8th) Payment Date following the Funding Date of Term B Loan.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of Five Billion Dollars ($5,000,000,000), and in each case of clauses (i) through (iv), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, (i) Borrower or any of Borrower’s Affiliates or Subsidiaries; (ii) a direct competitor of Borrower or a vulture hedge fund, each as determined by Collateral Agent in its reasonable discretion after consultation with Borrower or (iii) as long as the Shire Agreement remains in full force and effect, any party prohibited from receiving such assignment pursuant to the terms and conditions of the Section 6.04 of Shire Agreement, as applicable.  Notwithstanding the foregoing, (x) in connection with assignments by a Lender due to a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party and (provided that, in the event of any such forced divestiture, Shire shall have the right, but not the obligation, to satisfy in full all Obligations owing the Lenders). (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Collateral Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Collateral Agent reasonably shall require.

“First Amendment Date” means December 30, 2011.

“Key Person” means each of Borrower’s (i) President and Chief Executive Officer, who is Jack Khattar as of the Effective Date and the First Amendment Date, (ii) Vice President and Chief Financial Officer, who is Greg Patrick as of the First Amendment Date, (iii) Vice President, Business Development, who is Woody Bryan as of the Effective Date and the First Amendment Date, and (iv) Vice President, Pharmaceutical Sciences, who is Padmanabh Bhatt as of the Effective Date and the First Amendment Date.

“Pro Rata Share” means, with respect to any individual Term Loan, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of such Term Loan held by such Lender divided by the aggregate outstanding principal amount of such Term Loan.

“Qualified Financing” means an initial public offering of Borrower’s equity securities which yields net proceeds of at least Fifty Million Dollars ($50,000,000).

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in their respective Term Loan, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding, sixty-six percent (66%) or more of the aggregate outstanding principal balance of the Term Loan, plus, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its respective Term Loan, (B) each assignee of an Original Lender provided such assignee was assigned or transferred and continues to hold one hundred percent (100%) of the assigning Original Lender’s interest in the Term Loan and (C) any Person or party providing financing to an Original Lender or formed to undertake a securitization transaction with respect to an Original Lender and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction  (in each case in respect of clauses (A), (B) and (C) of this clause (ii), whether or not such Lender is included within the Lenders holding sixty-six percent (66%) of the Terms Loans).  For purposes of this definition only, a Lender shall be deemed to include itself, and any Lender that is an Affiliate or Approved Fund of such Lender.

“Second Draw Period” means the period commencing on the First Amendment Date and ending on the earlier of (i) December 31, 2011 and (ii) the occurrence of an Event of Default.

“Shares” means one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary; provided that, in the event Borrower demonstrates to Collateral Agent’s reasonable satisfaction, that a pledge of more than sixty five percent (65%) of the Shares of a Subsidiary of Borrower which is not an entity organized under the laws of the United States or any territory thereof, creates a present and existing adverse tax consequence to Borrower under the U.S. Internal Revenue Code, “Shares” shall mean sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in such Subsidiary.

“Warrants” are those certain Warrants to Purchase Stock and/or Amended and Restated Warrants to Purchase Stock dated as of the Effective Date, or any date thereafter, issued by

Borrower in favor of each Lender.

2.9                               Section 14.1 (Definitions).  The following defined terms in Section 14.1 of the Loan Agreement hereby are deleted:

“Parent Pledge”

2.10                        Section 14.1 (Definitions).  Subsection (g) of the definition of “Permitted Indebtedness” in Section 14.1 of the Loan Agreement hereby is amended and restated as follows:

“(g)                           Intentionally Omitted.”

2.11                        Notwithstanding anything contained in Section 7.5 of the Loan Agreement to the contrary, Collateral Agent and Lenders hereby irrevocably consent to Borrower’s performance of its obligations pursuant to Section 5.8 of the Unit Purchase Agreement (as such term is defined in the Consent) and, if and to the extent the New Servicing Agreement (as such term is defined in the Consent) is executed pursuant to the terms of Section 7.2 of the Unit Purchase Agreement, Borrower’s performance of its obligations pursuant to the negative covenants of Borrower pursuant to the New Servicing Agreement (as set forth in Sections 5(a), 5(b) and 5(d) of Exhibit A to the Unit Purchase Agreement).

2.12                        Schedule 1.1 attached to the Loan Agreement hereby is deleted and replaced with Schedule 1.1 attached hereto.

3.                                      Limitation of Amendments.

3.1                               The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Collateral Agent or any Lender may now have or may have in the future under or in connection with any Loan Document.

3.2                               This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, hereby are ratified and confirmed and shall remain in full force and effect.

4.                                      Representations and Warranties.  To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

4.1                               Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b), no Event of Default has occurred and is continuing;

4.2                               Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3                               The organizational documents of Borrower delivered to Collateral Agent on or about the date hereof remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4                               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5                               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6                               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7                               This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.                                      Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.                                      Effectiveness.  This Amendment shall be deemed effective, and the conditions of Section 3.3 of the Loan Agreement shall be deemed to be satisfied with respect to this Amendment, upon (i) the due execution and delivery to Collateral Agent of (a) this Amendment by each party hereto; (b) a Loan Payment/Advance Request Form, substantially in the form of Exhibit A attached hereto; and (c) a Compliance Certificate substantially in the form of Exhibit B attached hereto; (ii) the due execution and delivery to each Lender of (a) Warrants dated as of the First Amendment Date and (b) Note(s) dated as of the First Amendment Date substantially in the form of Exhibit C attached hereto, in form and substance satisfactory to such Lender; (iii) the due execution and delivery to Collateral Agent of a Secretary’s Certificate in respect of this Amendment, in form and substance reasonably satisfactory to Collateral Agent and (iv) Borrower’s payment of all Lenders’ Expenses incurred through the date of this Amendment.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

SUPERNUS PHARMACEUTICALS, INC.

By:	/s/ Jack Khattar
Name:	Jack Khattar
Title:	President & CEO

LENDERS AND COLLATERAL AGENT:

OXFORD FINANCE LLC (successor in interest to Oxford Finance Corporation), as Collateral Agent and as a Lender

By:	/s/ John G. Henderson
Name:	John G. Henderson
Title:	Vice President & General Counsel

HORIZON CREDIT II LLC (as successor in interest to Compass Horizon Funding Company LLC), as a Lender

By:	/s/ Robert D. Pomeroy, Jr.
Name:	Robert D. Pomeroy, Jr.
Title:	Chief Executive Officer

COMPASS HORIZON FUNDING COMPANY LLC, as a Lender

By: Horizon Technology Finance Corporation, its sole member

By:	/s/ Robert D. Pomeroy, Jr.
Name:	Robert D. Pomeroy, Jr.
Title:	Chief Executive Officer

[Signature Page to First Amendment to Loan and Security Agreement]